Exhibit 99.1

Toys “R” Us – Delaware, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

(In millions)

	May 3, 2008	February 2, 2008	May 5, 2007 (a)
			(As restated)
ASSETS
Current Assets:
Cash and cash equivalents	$138	$256	$210
Short-term investments	10	101	—
Accounts and other receivables	98	98	89
Merchandise inventories	1,351	1,354	1,291
Current deferred tax assets	63	63	18
Prepaid expenses and other current assets	53	50	43

Total current assets	1,713	1,922	1,651
Property and equipment, net	1,831	1,861	1,781
Goodwill, net	359	359	359
Deferred tax assets	23	22	6
Due from affiliates, net	253	230	120
Restricted cash	15	15	14
Other assets	80	86	100

	$4,274	$4,495	$4,031

LIABILITIES AND STOCKHOLDER’S EQUITY
Current Liabilities:
Accounts payable	$768	$854	$791
Accrued expenses and other current liabilities	558	608	434
Income taxes payable	43	100	1
Current portion of long-term debt	12	33	41

Total current liabilities	1,381	1,595	1,267
Long-term debt	1,630	1,619	1,671
Note payable to Parent	86	84	78
Deferred tax liabilities	313	322	383
Deferred rent liabilities	180	177	161
Other non-current liabilities	65	72	92
Stockholder’s equity	619	626	379

	$4,274	$4,495	$4,031

(a)	In the fourth quarter of fiscal 2007, we identified errors in the way we had previously accounted for income taxes. As a result we have restated the Condensed Consolidated Balance Sheet.

Toys “R” Us – Delaware, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

(In millions)

	13 Weeks Ended
	May 3, 2008	May 5, 2007
Net sales	$1,846	$1,775
Other revenues (a)	36	32

Total revenues	1,882	1,807
Cost of sales	1,189	1,150
Cost of other revenues (a)	5	6

Gross margin	688	651
Expenses:
Selling, general and administrative expenses (a)	603	572
Depreciation and amortization	57	55

Total operating expenses	660	627

Operating earnings	28	24
Other (expense) income:
Interest expense (a)	(43)	(47)
Interest income (a)	10	5

Loss before income taxes	(5)	(18)
Income tax benefit	5	7

Net earnings (loss)	$0	$(11)

(a)	Includes results from transactions with related parties.

Toys “R” Us – Delaware, Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In millions)

	13 Weeks Ended
	May 3, 2008	May 5, 2007
Cash Flows from Operating Activities:
Net earnings (loss)	$0	$(11)
Adjustments to reconcile Net earnings (loss) to net cash used in operating activities:
Depreciation and amortization	57	55
Deferred income taxes	(11)	—
Other	7	14
Changes in operating assets and liabilities:
Accounts and other receivables	—	9
Merchandise inventories	1	(148)
Prepaid expenses and other assets	(2)	1
Accounts payable, accrued expenses and other liabilities	(120)	(38)
Due from affiliates, net	(24)	(21)
Income taxes payable	(56)	(16)

Net cash used in operating activities	(148)	(155)

Cash Flows from Investing Activities:
Capital expenditures	(50)	(19)
Increase in restricted cash	—	(1)
Sale of short-term investments	91	—

Net cash provided by (used in) investing activities	41	(20)

Cash Flows from Financing Activities:
Long-term debt borrowings	13	—
Long-term debt repayment	(23)	(22)

Net cash used in financing activities	(10)	(22)

Effect of exchange rate changes on cash and cash equivalents	(1)	6

Cash and cash equivalents:
Net decrease during period	(118)	(191)
Cash and cash equivalents at beginning of period	256	401

Cash and cash equivalents at end of period	$138	$210

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